As filed with the Securities and Exchange Commission on October 29, 2019

Registration No. 333-199498

Registration No. 333-217341

Registration No. 333-217344

Registration No. 333-224255

Registration No. 333-230541

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 4 TO FORM S-1 ON FORM S-3 REGISTRATION STATEMENT NO. 333-199498

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-217341

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-217344

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-224255

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-230541

UNDER

THE SECURITIES ACT OF 1933

CORINDUS VASCULAR ROBOTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	30-0687898 (I.R.S. Employer Identification No.)

309 Waverley Oaks Road, Suite 105
Waltham, MA 02452
(508) 653-3335
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark J. Toland
Chief Executive Officer
309 Waverley Oaks Road, Suite 105
Waltham, Massachusetts 02452
(508) 653-3335
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements (collectively, the “Registration Statements”), filed with the U.S. Securities and Exchange Commission (the “SEC”) by Corindus Vascular Robotics, Inc., a Delaware corporation (the “Company”):

1.	Registration Statement No. 333-199498, registering 10,666,570 shares of common stock, $0.0001 par value per share (the “Common Stock”) for resale by certain selling stockholders, which was filed with the SEC on October 21, 2014, as amended by Post-Effective Amendment No. 1, which was filed with the SEC on April 7, 2015, Post-Effective Amendment No. 2, which was filed with the SEC on April 21, 2015, and Post-Effective Amendment No. 3, converting the Form S-1 to a registration statement on Form S-3, which was filed with the SEC on April 5, 2016;
2.	Registration Statement No. 333-217341, registering 68,055,700 shares of Common Stock for resale by certain selling stockholders, which was filed with the SEC on April 17, 2017;
3.	Registration Statement No. 333-217344, registering an indeterminate amount of shares of Common Stock, shares of preferred stock, debt securities, warrants, rights, purchase contracts and units with an aggregate initial offering price not to exceed $60,000,000, which was filed with the SEC on April 17, 2017;
4.	Registration Statement No. 333-224255, registering 40,750,000 shares of Common Stock for resale by certain selling stockholders, which includes (i) 32,000,000 shares of Common Stock underlying preferred stock and (ii) 8,750,000 shares of Common Stock underlying warrants, which was filed with the SEC on April 12, 2018; and
5.	Registration Statement No. 333-230541, registering 14,384,840 shares of Common Stock for resale by certain selling stockholders, which was filed with the SEC on March 27, 2019.

The Company is filing these Post-Effective Amendments to the Registration Statements to withdraw and remove from registration securities remaining unsold pursuant to the above-referenced Registration Statements.

On October 29, 2019, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 7, 2019, by and among Siemens Medical Solutions USA, Inc., a Delaware corporation (“SMS USA”), Corpus Merger Inc., a Delaware corporation and wholly owned subsidiary of SMS USA (“Merger Sub”), and the Company, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as the surviving corporation and as a wholly owned subsidiary of SMS USA.

As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered but remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities of the Company registered but unsold under the Registration Statements as of the date hereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Waltham, state of Massachusetts, on this 29th day of October, 2019.

CORINDUS VASCULAR ROBOTICS, INC.

By:	/s/ Mark J. Toland
Name: Mark J. Toland
Title: Chief Executive Officer

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.

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